Exhibit 99.1

Investor Contact:	Media Contact:

Jay Worley (610) 902-6206	James Ely (610) 902-6010

jay.worley@airgas.com	jim.ely@airgas.com

For release:                    Immediately
Airgas Agrees with Joint Venture Partners to Transition

National Welders into a Wholly Owned Subsidiary
RADNOR, PA — July 2, 2007 — Airgas, Inc. (NYSE: ARG) today announced it has reached a definitive agreement with its National Welders joint venture partners to exchange all preferred shares of National Welders Supply Company for Airgas common stock, which will transition the joint venture into a wholly owned subsidiary of Airgas.
Since 1996, Airgas has owned 100% of the joint venture’s common stock, with a 50% voting interest. The Turner family and other owners of National Welders preferred stock held the balance of the voting interest and received a 5% annual preferred stock dividend.
Under the definitive agreement reached, Airgas will exchange approximately 2.47 million shares of Airgas common stock for all preferred shares. Airgas will recognize a one-time after-tax charge of approximately $3 million in its quarter ended September 30, 2007 as a result of the transaction.
“I am very pleased to welcome National Welders associates to Airgas, even though I feel they have been a part of our family since 1996,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “I want to thank National Welders associates for all the contributions they have made in the past decade and I am sure they will continue to contribute to our success going forward.”

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“My father, James A. Turner, was a big supporter of both Peter McCausland and Airgas. He felt that he and Peter shared the philosophy of dedication to both customers and employees,” said Judy Carpenter, chairman of the board and daughter of National Welders’ founder. Mr. Turner also was a co-founder of Werco, Inc., which merged with U.S. Airgas in 1986, giving Airgas, Inc. the scale to go public.
“When he structured the joint venture, his goal was to allow National Welders to remain independent and yet retain the option to become part of Airgas. Since then, National Welders has doubled in sales and Airgas has become the industry leader. Under the leadership of Andy Cichocki, National Welders has retained the family atmosphere that my father was so passionate about. I know my father is looking down now with a great deal of satisfaction.”
As a wholly owned subsidiary of Airgas, Andy Cichocki, president and chief executive officer of National Welders, will report directly to Mike Molinini, executive vice president and chief operating officer of Airgas, Inc. In other respects, National Welders will continue to operate with regional autonomy, very much like other Airgas regional companies do.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 11,500 employees work in over 900 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to statements regarding: the transaction having the effect of transitioning the National Welders joint venture to a wholly owned subsidiary; our exchanging approximately 2.47 million shares of Airgas common stock for the preferred stock of National Welders; our estimate that we will recognize a one-time after-tax charge of $3 million in the quarter ending September, 2007; the National Welders president reporting directly to the chief operating officer of Airgas, Inc.; and the intention that it operate with regional autonomy. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: our ability to successfully integrate National Welders’ operations, the ability to retain customers and employees of National Welders; an economic downturn; adverse changes in customer buying patterns; significant fluctuations in interest rates; increases in energy costs and other operating expenses; the effect of hurricanes and other catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2007, and other forms filed by the Company with the Securities and Exchange Commission.